EXHIBIT 10.11

ASSET PURCHASE AGREEMENT

among

AMERICA FIRST PM GROUP, INC.

AMERICA FIRST PROPERTIES MANAGEMENT COMPANY, L.L.C.,

and

AMERICA FIRST COMPANIES, L.L.C.

Dated as of November 8, 2004

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made and entered into this 8th day of November, 2004 (the “Agreement”) by and among AMERICA FIRST PM GROUP, INC., a Nebraska corporation (the “Buyer”), and AMERICA FIRST PROPERTIES MANAGEMENT COMPANY, L.L.C., a Delaware limited liability company (the “Seller”) and AMERICA FIRST COMPANIES L.L.C., a Delaware limited liability company (“America First”). The Buyer, the Seller and America First are collectively referred to as the “Parties.”

W I T N E S S E T H:

     WHEREAS, the Buyer is a wholly owned subsidiary of America First Apartment Investors, Inc., a Maryland corporation (“APRO”) which currently owns and operates 29 multifamily apartment complexes and one commercial office/warehouse facility listed in Schedule A hereto (the “APRO Properties”); and

     WHEREAS, the Seller has been in the business of providing real estate management services on a contract basis for twelve years and presently manages each of the APRO Properties as well as properties owned by other parties listed on Schedule A (the “Non-APRO Properties”) and has developed unique and proprietary fully integrated business and accounting systems, operating procedures, computer programs, business forms, sales and marketing techniques and other “know how” relating to its business; and

     WHEREAS, pursuant to the terms of a Management Services Agreement, dated January 1, 1997, between the Buyer and the Seller, the Buyer employs all on-site personnel at both the APRO Properties and the Non-APRO Properties, including resident managers and various maintenance, clerical and other personnel necessary to the day to day operation of such properties and makes these employees available to the Seller to serve in such capacities at the properties managed by the Seller and the Seller causes the Buyer to be reimbursed for the salaries, wages, withholding obligations and other direct employment expenses for such employees directly from the gross revenues of the respective properties; and

     WHEREAS, certain employees of Buyer identified in Schedule D hereto serve in capacities as regional or district managers (“RDMs”) for the Seller pursuant to the terms of various agreements (the “Regional Manager Agreements”) by and among Seller and such persons which provide for noncompete provisions that prevent such persons from performing property management services with respect to the properties managed by the Seller, including each of the APRO Properties, in any capacity other than through the Seller during the term of their agreements and for one year thereafter; and

     WHEREAS, America First employs all of the officers and other key managerial personnel of the Seller under employment agreements that provide that such individuals shall serve exclusively in such roles for the Seller until September 2007 and that further provide for noncompete provisions that prevent such persons from performing property management services with respect to the properties managed by the Seller, including each of the APRO Properties, in any capacity other than through the Seller during the term of their agreements and for one year thereafter (the “Transferring Employee Agreements”); and

     WHEREAS, APRO, as a public real estate investment trust desires to raise additional capital through the offering of additional common or preferred stock in the public equity markets and in order to position itself to do so has concluded that it should internalize the management of the APRO Properties, and of certain of the Non-APRO Properties which it will manage on a fee basis, all of which are set forth in Schedule A hereto (the “Transferred Properties”), through the acquisition by its wholly-owned subsidiary of certain assets from the Seller, including certain equipment, supplies and other tangible assets, rights to the use of proprietary systems and procedures developed by the Seller, rights and obligations under the property management agreements related to the Transferred Properties (the “Property Management Agreements”), the Regional Manager Agreements between the Seller and the RDMs, and the employment contracts of necessary management personnel from America First and office space through a lease from America First; and

     WHEREAS, the Seller is willing to sell and convey to the Buyer such assets to the Buyer, to surrender its Regional Manager Agreement with each of the RDMs to Buyer, and to surrender the Property Management Agreements with respect to each of the Transferred Properties to the Buyer, and America First is willing to assign to the Buyer the Transferring Employee Agreements for the management personnel who are assigned by the Seller to the management of the Transferred Properties and to lease certain office space to the Buyer, all on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, promises and covenants therein contained and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND RIGHTS

     Section 1.01. Purchase and Sale of Property Management Assets. Subject to the terms and conditions of this Agreement, the Seller agrees to sell and deliver to the Buyer at the Closing, free and clear of any and all liabilities, claims, security interests, liens, restrictions on transfer and encumbrances, and the Buyer agrees to purchase from the Seller, each of the tangible and intangible assets listed on Schedule B hereto (the “Property Management Assets”). All such assets are sold by the Seller on an “as is” and “where is” basis.

     Section 1.02. License of Certain Business Systems and Procedures.

     (a) Subject to the terms and conditions of this Agreement, the Seller agrees to grant and deliver to the Buyer at the Closing, a perpetual, non-exclusive, non-transferable enterprise-wide license to use the proprietary business systems, procedures and practices of the Seller relating to the management of residential and commercial real estate, including, but not limited to, all software, manuals, handbooks, business forms, and other manifestations thereof (the “Systems”) and agrees to deliver usable copies thereof to the Buyer at the Closing in such quantities as the Buyer may request for its legitimate business purposes. The Buyer may use the Systems, including any software relating to same, at any site at which the Buyer conducts property management operations either currently or in the future. Prior to Closing, the Seller will obtain such consents from any third party which owns any software or other intellectual property licensed by the Seller that is included as a component of the Systems as may be necessary to allow the granting of a sublicense to the Buyer.

     (b) The Buyer acknowledges and agrees that the Seller shall retain all proprietary rights, including patent, copyright, trade secret, trademark and other proprietary rights, in and to the Systems and any revisions, enhancements, updates or other modifications thereto made by the Seller. In addition, the Buyer agrees that it will conduct all of its property management and other business operations under its own name and not the name of the Seller.

     (c) Without the prior written permission of the Seller, the Buyer shall not permit any competitor of the Seller, or other third party with which the Buyer does not have an enforceable property management contract, (a “Third Party”) to use the Systems.

     (d) To the extent the Systems consist of software, the Buyer has tested the software for compliance with its needs and specifications and has accepted the software and the conditions of its use. The Buyer shall, at its sole cost, arrange for the purchase or lease, installation, testing and maintenance of adequate hardware for use with respect therewith, including certain hardware included in the Property Management Assets acquired from the Seller. The Buyer shall be solely responsible for hardware maintenance, including periodic inspections, adjustments and repair and the cost thereof.

     (e) The Seller also agrees to provide to the Buyer, at no additional cost, for a period of twelve (12) months after the Closing Date such enterprise support services, including assistance with software functionality, as are necessary to allow the Buyer to effectively use the Systems to perform its property management services for APRO and its other customers.

     Section 1.03. Assignment and Assumption of Property Management Agreements. At the Closing, the Seller shall assign to the Buyer, and the Buyer will assume from the Seller, each Property Management Agreement for each of the Transferred Properties. As a result, the Buyer will assume all liabilities and obligations of the Seller under such Property Management Agreements which arise on or after the Closing Date and will agree to perform all obligations of the Seller under such Property Management Agreements which are to be performed on or after the Closing Date. The Seller (in cooperation with the Buyer, as necessary) will obtain such consents from the owner or lender of each such Transferred Property (other than APRO) as may be necessary to allow the assignment of such Property Management Agreements and the assumption by the Buyer of the property management duties thereunder. Upon the conveyance of such Property Management Agreements, the Seller shall deliver to the Buyer all original business books and records, accounts, and other information relating to the Transferred Properties as are necessary for the Buyer to fully assume the management of the Transferred Properties.

     Section 1.04. Assignment and Assumption of Region Manager Agreements. At the Closing, Seller shall assign to the Buyer, and the Buyer will assume from Seller, the Regional Manager Agreements between the Seller and each of the RDMs.

     Section 1.05. Assignment and Assumption of Transferring Employment Agreements. At the Closing, America First shall assign to the Buyer, and the Buyer will assume from America First, the Transferring Employee Agreements for each America First employee identified on Schedule D hereto (the “Transferring Employees”), each of whom shall become a full-time employee of the Buyer as a result thereof. America First will obtain such consents as may be necessary from each such individual to allow the assignment of such Transferring Employee Agreements, including, if requested by the Buyer, an agreement to enter into a new employment agreement with the Buyer at or after the time of the Closing.

     Section 1.06. Lease of Office Space. America First agrees to lease to the Buyer, and the Buyer agrees to lease from America First on the Closing Date, a total of 2,669 square feet of office space in the building owned by America First at 1004 Farnam Street, Omaha, NE for use as the Buyer’s headquarter offices on the terms and conditions of a commercial real estate lease in the form attached hereto as Exhibit 1 (the “Lease”).

     Section 1.07. Limited Services Agreement. The Buyer agrees to enter into an agreement with the Seller under which the Buyer will provide certain limited services to the Seller and/or permit certain personnel of Buyer to perform certain limited services on behalf of the Buyer (the “Limited Services Agreement”) in the form set for as Exhibit 2 hereto.

     Section 1.08. Excluded Assets. The Seller and America First, as the case may be, shall retain and not sell and deliver to the Buyer, and the Buyer shall not purchase from the Seller or America First, any and all other assets not specifically delineated herein. Specifically, and without limitation, the following properties and assets of the Seller that are not being sold or conveyed to the Buyer under this Agreement:

     (a) the corporate charters, qualifications to conduct business as foreign entities, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, interest transfer books, and other documents relating to the organization, maintenance and existence of the Seller and America First and any other books and records, financial or otherwise, of the Seller or America First which do not directly and solely relate to the management of the Transferred Properties;

     (b) All other properties of the Seller or America First of whatever kind, character or description, owned, used or held for use (whether or not exclusively) in connection with the Seller’s or America First’s business, wherever located and whether or not related to the management of the Transferred Properties; and

     (c) Any of the rights of the Seller or America First under this Agreement, including the Purchase Price to be paid to the Seller and America First.

     Section 1.09. Excluded Liabilities. Except for those liabilities accruing after the Closing Date under the Property Management Agreements for the Transferred Properties, the

Regional Manager Agreements, the Transferring Employee Agreements, the liabilities set forth in the Lease or any additional liability associated with the Purchased Assets that are specifically set forth on Schedule E hereto, Buyer does not assume and shall not be deemed to have assumed, and Seller and America First shall remain solely responsible for, any liability or obligation of Seller or America First existing on the Closing Date. In addition, the Parties hereto acknowledge and agree that the consummation of the transactions described in this Agreement, including the conveyance of the Purchased Assets to the Buyer, is not intended to modify or eliminate any of the advisory services provided to APRO by America First Apartment Advisory Corporation pursuant to the terms of that certain Second Amended and Restated Advisory Agreement, dated June 3, 2004 or to otherwise change the obligations of the parties thereto.

ARTICLE II

PURCHASE PRICE AND CLOSING

     Section 2.01. Purchase Price for Purchased Assets. The purchase price to be paid for the assets sold, assigned or conveyed to the Buyer pursuant to Sections 1.01 through 1.05 hereof, and the right to lease space as provided under Section 1.06 hereof (collectively, the “Purchased Assets”) shall be $6,750,000.00 (the “Purchase Price”), payable as provided in Section 2.03 hereof.

     Section 2.02. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the Closing with respect to the transactions contemplated herein (the “Closing”) shall take place on at 9:00 a.m. on November 8, 2004, at the law offices of Kutak Rock LLP, 1650 Farnam Street, Omaha, Nebraska, or at such other time and at such place as the Parties may mutually agree in writing (the “Closing Date”). All management, revenue, expenses, liability and responsibility with respect to the Purchased Assets shall pass to the Buyer as of the close of business on the Closing Date for its use free and clear of all liabilities, security interests, liens, charges, claims, licenses, rights, encumbrances and restrictions on transfers, except those expressly retained by the Seller or America First hereunder or that may arise from acts of the Buyer.

     Section 2.03. Payment of Purchase Price. The Buyer shall pay to the Seller and America First the sum of $6,500,000.00 (the “Initial Payment”) at the Closing. The Buyer shall pay to the Seller and America First the sum of $250,000.00 (the “Final Payment”) within three (3) Business Days following Buyer’s receipt of (a) those consents contemplated by Section 1.03 which are required of the Seller, and (b) a legal opinion from counsel to the Seller and America First providing that no other consents of any governmental or regulatory agencies or any other third parties are required of the Seller. Each payment shall be made by the Buyer when due in immediately available funds via wire transfer to such account as shall be identified to the Buyer not less than 24 hours prior to the date on which such payment is due.

     Section 2.04. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as mutually agreed upon by the Buyer and the Seller within ninety (90) days following the Closing Date. The Buyer and the Seller agree to use such allocation for all tax and reporting purposes, including but not limited to the preparation of Internal Revenue Service Form 8594 and not to take any contrary position with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLER AND AMERICA FIRST

     The Seller and America First each represent and warrant, jointly and severally, to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date, except as set forth in Annex I. The Disclosure Schedule in Annex I will be arranged in paragraphs corresponding to the lettered and numbered sections contained in this Article III.

     Section 3.01. Organization and Authorization . Both the Seller and America First are duly organized and validly existing as limited liability companies under the laws of the State of Delaware and each of them has all power and authority to enter into this Agreement and to sell, transfer and assign the Purchased Assets to the Buyer pursuant to the terms hereof and to perform their respective other obligations under this Agreement and the Lease. The execution, delivery and performance of this Agreement by the Seller and America First have been duly authorized by all necessary action on the part of the Seller and America First.

     Section 3.02. Enforceability and Noncontravention. This Agreement constitutes the valid and legally binding obligation of the Seller and America First, and when executed and delivered by the Buyer in accordance with the terms hereof, will constitute a valid and legally binding obligation of the Seller and America First enforceable against each of them in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity). Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which either the Seller or America First is subject or any provision of the Articles of Organization or Operating Agreement of either the Seller or America First or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, credit facility or similar banking agreement, instrument or other arrangement to which either the Seller or America First is a party or by which either of them is bound or to which any of their assets are subject, including the assets sold to Buyer hereunder. Neither the Seller nor America First is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any governmental or regulatory agency or any other third party in order for the Parties to consummate the transactions contemplated by this Agreement, other than those which shall be identified to the Buyer in writing, and obtained, prior to the Closing Date, and other than the contemplated by Sections 1.03 and 1.05 (which consents may be obtained or otherwise resolved after the Closing).

     Section 3.03. Litigation. There is no claim, action, order, writ, judgment or decree outstanding or suit, litigation or proceeding pending or, to the Knowledge of the Seller or America First, threatened, against either the Seller or America First with respect to the Purchased

Assets or the execution of this Agreement or the consummation of the transaction contemplated thereby.

     Section 3.04. Compliance with Laws. The Seller and America First are each in material compliance with, and are not in material violation of, and, to the their Knowledge, are not under investigation with respect to any suspected or alleged violation of, any laws applicable to the management of the Transferred Properties.

     Section 3.05. Title. The Seller or America First, as the case may be, own good and transferable title to the Purchased Assets. The Purchased Assets are held by the Seller or America First, as the case may be, and will be transferred to the Buyer, free and clear of all liabilities, security interest, liens, charges, claims, licenses, rights, encumbrances and restrictions on transfers, and no financing statement covering all or any portion of the Purchased Assets and naming the Seller or America First as debtor has been filed in any public office, which has not been released. The Purchased Assets are sold as is and where is as to their physical condition. The cost of acquiring or developing the Systems was borne by the Seller or America First and none of such costs were charged or otherwise borne by the Buyer.

     Section 3.06. Sufficiency. The Property Management Assets, Systems, Property Management Agreements, Regional Manager Agreements, Transferring Employee Agreements and office space to be made available under the Lease constitute all of the assets, tangible and intangible, and rights, of any nature whatsoever, necessary for the Buyer to manage the Transferred Properties in the manner presently managed by the Seller.

     Section 3.07. Financial Statements. Seller has delivered to Buyer balance sheets of Seller as of December 31, 2003 and August 31, 2004 and the respective related statements of income for the year then ended and the eight months then ended (the “Historical Financial Statements”). Seller has delivered to Buyer a pro forma projected statement of income (the “Pro Forma Financial Statement”), with adjustments that appropriately eliminate from the Seller’s corresponding Historical Financial Statement the Excluded Assets and the results of business that will not be acquired by Buyer pursuant to this Agreement, for the eight months ended August 31, 2004 and annualized for the twelve month period ending December 31, 2004. The information contained in the Historical Financial Statements is true and correct in all material respects and fairly presents the financial condition and the results of operations of Seller at the respective dates of and for the periods referred to in such Historical Financial Statements in all material respects. The Pro Forma Financial Statement fairly presents in all material respects the results of operations of Seller for the eight month period ended August 31, 2004, as adjusted to reflect the transactions contemplated by this Agreement, and then annualized for the twelve month period ending December 31, 2004. Seller does not have any properties, assets, liabilities, revenues or expenses except as set forth in the Historical Financial Statements. Since August 31, 2004, the Seller has managed the Transferred Properties only in the ordinary course of business and there has not been any material adverse change in the business, financial condition or results of operations of the Seller with respect to the Transferred Properties.

     Section 3.08. Assigned Agreements. To the extent the Purchased Assets consist of Property Management Agreements, Regional Manager Agreements or Transferring Employee Agreements or other agreements being assigned to the Buyer, such agreements constitute the valid and legally binding obligation of the Seller or America First, as the case may be, and, to the Knowledge of the Seller and America First, each of the other parties thereto, in accordance with the respective terms hereof. There has been no material breach of the terms of any agreement to be assigned by the Seller or America First to the Buyer. To the Knowledge of the Seller and America First, none of the other parties to the agreements being assigned to the Buyer have filed a petition in bankruptcy or voluntary reorganization, commenced any case or proceeding under applicable bankruptcy laws or other similar laws, or had commenced against them any case or proceeding under any applicable bankruptcy or other similar laws, other than any petitions, cases or proceedings which have been dismissed prior to the date of this Agreement. Upon assignment of such agreements to the Buyer at the Closing, such agreements will be enforceable by the Buyer to the same extent and degree as by the Seller or America First as the case may be. Schedule C hereto sets forth a correct summary of specific terms of each to the Property Management Agreements.

     Section 3.09. Software. Seller owns all right, title and interest in and to any software included within the Systems (the “Software”) or has a valid license to use such Software. The use by Seller or Buyer of any Software that is proprietary to Seller does not conflict with, misappropriate or infringe upon the rights or ownership interests of any other person and, to the Knowledge of Seller, the use by Seller of any third-party Software does not conflict with, misappropriate or infringe upon the rights or ownership interests of any other person. Seller’s license or other rights or interest in or to any third-party Software may be assigned or sublicensed to Buyer without any notice to or consent of any third-party.

     Section 3.10. Employment Matters. During the past three (3) years, America First (i) has complied in all material respects with all laws and regulations relating to the employment of the Transferring Employees, including any provisions thereof relating to wages, hours, and the payment of social security and similar taxes, (ii) is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing, (iii) has not committed any material unfair labor practices, and (iv) has complied in all material respects with all applicable provisions of the Occupational Safety and Health Act of 1970 and regulations promulgated pursuant thereto. Seller and America First made copies of any employee benefit plans with respect to any of the Transferring Employees that are intended to be qualified under Internal Revenue Code Section 401(a) available to the Buyer. Within the three (3) year period prior to the date hereof, none of Transferring Employees has filed any complaint relating to America First or its affiliates with any governmental or regulatory authority or brought any action in law or in equity with respect to their employment.

     Section 3.11. Tax Matters. Seller and/or America First has duly filed or will file by the required due date all federal, state, county and local tax returns required to be filed, including those with respect to income, withholding, Social Security, unemployment, franchise, excise property, sales and use taxes, such returns reflect all taxes required to be paid by Seller and/or America First, and Seller and/or America First has paid in full all taxes, interest, penalties, assessments or deficiencies shown to be due on such returns and reports or claimed to be due on such tax returns and reports. No claims for additional taxes are pending or, to the knowledge of Seller or America First, threatened with respect thereto relating to the Transferring Employees or which would affect the Purchased Assets or the transfer thereof to Buyer.

     Section 3.12. Broker or Finders’ Fees. There is no third-party investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller or America First who would be entitled to any fee or commission payable by the Buyer in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller and America First that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

     Section 4.01. Organization and Authorization. The Buyer has been duly organized and is a validly existing corporation in good standing under the laws of the State of Nebraska. The Buyer has all corporate power and authority to enter into this Agreement and to purchase and assume the Purchased Assets from the Seller and America First pursuant to the terms hereof. The execution, delivery and performance of this Agreement by the Buyer are within the Buyer’s corporate power and have been duly authorized by all necessary corporate action on the part of the Buyer.

     Section 4.02. Enforceability and Noncontravention This Agreement constitutes the valid and legally binding obligation of the Buyer, and when executed and delivered by the other Parties in accordance with the terms hereof, will constitute a valid and legally binding obligation of the Buyer enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity). Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, credit facility or similar banking agreement, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any governmental or regulatory agency or any other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

     Section 4.03. Litigation. There is no action, order, writ, judgment or decree pending, or to the Buyer’s Knowledge, threatened against the Buyer with respect to this Agreement, the consummation of the transactions contemplated hereby.

     Section 4.04. Brokers’ Fees. There is no third-party investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who would be entitled to any fee or commission payable by the Seller in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

     Section 5.01. Public Notices. The Parties agree that, except as may be required by applicable laws, neither the Buyer nor the Seller shall issue any press release or make any public statement prior to the consultation and receipt of the written consent of the other party, which consent shall not be unreasonably withheld.

     Section 5.02. Employment Matters. America First shall under all circumstances remain responsible for, and indemnify and hold the Buyer harmless from and against, any and all wages, commissions, fees and other remuneration due to any and all of the Transferred Employees with respect to their services as employees of America First, including but not limited to unused vacation and accrued benefits thereof, the provision of health plan continuation coverage in accordance with the requirement of COBRA and ERISA, any and all payments to employees required under the WARN Act and any applicable state equivalent and claims made or incurred under any employee retirement or other benefit plan.

     Section 5.03. Confidentiality. The Buyer, the Seller and America First agree that with respect to Confidential Information, each Party will treat and hold as confidential all of the other Party’s Confidential Information, refrain from using any of the other Party’s Confidential Information except in connection with this Agreement and deliver promptly to the other Party or destroy, at the request and option of such other Party, all tangible embodiments (and all copies) of the Confidential Information which are in the Party’s possession. In the event a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, such Party will notify the other promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.03. If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information of the other Party, such Party may disclose the Confidential Information; provided, however, that such Party shall use commercially reasonable efforts to obtain, at the request and expense of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate.

     Section 5.04. Conduct of Business. During the period from the date of this Agreement to the Closing, the Seller shall carry on its business with respect to the Transferred Properties in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and will not enter into enter into any material agreement, contract or arrangement, or materially amend any material agreement, contract or arrangement relating to the Transferred Properties without the consent of the Buyer.

     Section 5.05. Other Actions. Neither the Seller or America First nor the Buyer shall take any action that is intended or could reasonably be expected to result in (i) any of their respective representations and warranties set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Closing not being satisfied.

     Section 5.06. Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written consent of the Parties;

     (b) by the Buyer, upon a breach of any covenant or agreement of the Seller or America First set forth in this Agreement which is not cured within three business days after notice to Seller and America First;

     (c) by the Seller and America First, upon a breach of any covenant or agreement of the Buyer set forth in this Agreement which is not cured within three business days after notice to Buyer; or

     (d) by any Party, if the Closing shall not have occurred on or before January 31, 2005.

     In the event of termination of this Agreement pursuant to this Section 5.06, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, except to the extent that such termination results from a willful breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

     Section 6.01. Further Action. The Parties agree that with respect to the period following the Closing, in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.

     Section 6.02. Litigation Support. In the event, and for so long as, any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Purchased Assets, the other Party will cooperate with the contesting or defending party and its counsel in the contest or defense thereof, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense thereof, all at the sole cost and expense of the contesting or defending Party.

     Section 6.03. Transition. The Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate from maintaining the same business relationships with the Buyer after the Closing as such party maintained with the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the management of the Transferred Properties to the Buyer from and after the Closing. The Buyer and the Seller shall each use commercially reasonable efforts to cooperate with the other, and to cause their respective employees to act accordingly, in order to fulfill the intent and purpose of this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

     Section 7.01. Conditions to the Obligation of the Buyer. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing by the Buyer in its sole discretion.

     (a) Representations and Warranties. The representations and warranties of each of Seller and America First set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have received a certificate signed on behalf of each of the Seller and America First to such effect.

     (b) Legality; Governmental Authorization. The acquisition of the Purchased Assets and the consummation of the other transactions contemplated hereby shall not be enjoined or prohibited by any applicable law.

     (c) Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own the Purchased Assets, manage the Transferred Properties or assume the contracts contemplated herein (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

     (d) Consents and Authorizations. The Seller and America First shall have delivered to the Buyer written confirmation of, all consents, approvals, authorizations or order of and all registrations, declarations or filings with third parties, including creditors, contract parties or public or governmental authorities, necessary for the authorization, execution and delivery of this Agreement by the Seller and America First or the consummation by the Seller and America First of the transactions contemplated by this Agreement (excluding consents contemplated by Sections 1.03 and 1.05).

     (e) Bills of Sale, Assignments, Agreements and Licenses. The Seller and America First, as the case may be, shall have executed and delivered to the Buyer:

     (i) good and sufficient bills of sale or such other instruments of transfer with respect to the Property Management Assets necessary to vest in the Buyer good and merchantable title to all such Property Management Assets, free and clear of any and all liabilities, security interests, liens, claims, rights, restrictions on transfer and encumbrances except those specifically assumed in this Agreement.

     (ii) a perpetual, non-exclusive, non-transferable enterprise-wide license, in a form reasonably acceptable to the Buyer, sufficient to provide the Buyer with the right to use the Systems described in Section 1.02 hereof;

     (iii) an assignment, in a form reasonably acceptable to the Buyer, of each Property Management Agreement relating to the Transferred Properties;

     (iv) an assignment, in a form reasonably acceptable to the Buyer, of the Regional Manager Agreement between the Seller and each RDM;

     (v) an assignment, in a form reasonably acceptable to the Buyer, of the Transferring Employee Agreement between America First and each of the Transferring Employees;

     (vi) a lease, in a form attached as Exhibit 1 hereto, for not less than 2,669 square feet of office space at the America First offices at 1004 Farnam Street, Omaha, Nebraska; and

     (vii) the Limited Services Agreement, in the form attached as Exhibit 2 hereto.

     (f) Legal Opinion. Delivery of the legal opinion of Kutak Rock LLP with respect to matters in Sections 3.01 and 3.02 concerning the Seller and America First and such other matters as Buyer may reasonably request.

     Section 7.02. Conditions to the Obligation of the Seller and America First. The obligations of the Seller and America First to consummate the Closing under this Agreement are subject to the satisfaction of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing by the Seller and America First in its sole discretion.

     (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the Seller shall have received a certificate signed on behalf of the Buyer to such effect.

     (b) Legality; Governmental Authorization. The conveyance of the Purchased Assets and the consummation of the other transactions contemplated hereby shall not be enjoined or prohibited by any applicable law.

     (c) Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own the Purchased Assets, manage the Transferred Properties or assume the contracts contemplated herein (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

     (d) Consents and Authorizations. The Buyer shall have delivered to the Seller and America First written confirmation of, all consents, approvals, authorizations or order of and all registrations, declarations or filings with third parties, including creditors, contract parties or public or governmental authorities, necessary for the authorization, execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement (excluding consents contemplated by Sections 1.03 and 1.05).

     (e) Purchase Price. Payment of the Initial Payment by the Buyer to the Seller and America First pursuant to Sections 2.03 hereof.

     (f) Assumptions and Agreements. The Buyer shall have executed and delivered to the Seller or America First, as the case may be:

     (i) an assumption, in a form reasonably acceptable to the Seller, of each Property Management Agreement relating to the Transferred Properties;

     (ii) an assumption, in a form reasonably acceptable to the Seller, of the Regional Manager Agreements between the Seller and each RDM;

     (iii) an assumption, in a form reasonably acceptable to the America First, of the Transferring Employee Agreements between America First and each of the Transferring Employees;

     (iv) a lease, in a form attached as Exhibit 1 hereto, for not less than 2,669 square feet of office space at the America First offices at 1004 Farnam Street, Omaha, Nebraska; and

     (v) the Limited Services Agreement, in the form attached as Exhibit 2 hereto.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

     Section 8.01. Survival. The representations, warranties and covenants of the Parties hereto contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing for a period of 18 months.

     Section 8.02. Indemnification.

     (a) Subject to the limitations set forth herein, the Seller and America First agree to indemnify, defend and hold harmless the Buyer, APRO and their respective shareholders, directors, officers, employees and agents from and against any and all liabilities, claims, demands, suits, causes of actions, obligations, defenses, debts, losses, damages, costs and expenses arising out of or in any way connected with or relating to:

     (i) the failure of the Seller or America First to satisfy, discharge or pay any liability not assumed by the Buyer, including any liability related to the Purchased Assets or the management of the Transferred Properties which arose or was incurred prior to the Closing Date;

     (ii) any misrepresentation or breach of warranty by the Seller or America First in this Agreement or in any certificate delivered hereunder or any breach of covenant or agreement made or to be performed by the Seller or America First pursuant to this Agreement; and

     (iii) any claim or litigation arising out of the Purchased Assets or the management of the Transferred Properties prior the Closing.

     (b) Subject to the limitations set forth herein, the Buyer agrees to indemnify, defend and hold harmless Seller, America First and their respective members, managers, officers, employees and agents from and against any and all liabilities, claims, demands, suits, causes of actions, obligations, defenses, debts, losses, damages, costs and expenses arising out of or in any way connected with or relating to:

     (i) the failure of the Buyer to satisfy or discharge any assumed liability, including specifically any liability related to the Purchased Assets or the management of the Transferred Properties which arose or was incurred after the Closing Date;

     (ii) any misrepresentation or breach of warranty by the Buyer in this Agreement or in any certificate delivered hereunder or any breach of covenant or agreement made or to be performed by the Buyer pursuant to this Agreement; and

     (iii) any claim or litigation arising out of the Purchased Assets or the management of the Transferred Properties after the Closing or the conduct of the Buyer at any time.

     Section 8.03. Time Limitation on Indemnification. No claim may be made or suit instituted by the Parties under this Agreement, including under any provision of this Article VIII, more than 18 months after the Closing Date.

     Section 8.04. Monetary Limitations on Indemnification by the Seller. Notwithstanding any other provision of this Agreement, no claim for indemnification hereunder shall be made against any Party unless and until the aggregate amount of all claims against that Party exceed $5,000 (the “Deductible Amount”) and thereafter, indemnification shall be provided only for amounts which exceed the Deductible Amount. No Party shall be entitled to indemnification hereunder for amounts in excess of the Purchase Price.

ARTICLE IX

MISCELLANEOUS

     Section 9.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given by registered or certified mail (postage prepaid, return receipt requested) or personally delivered to the address provided below or sent by facsimile transmission (with verification thereof by the sender) to the facsimile number provided below:

If to the Seller or:	America First Companies L.L.C.
America First	1004 Farnam street
Suite 400
Omaha, NE 68102
Attention: Lisa Roskens
Telephone: (402) 444-1630
Facsimile: (402) 930-3066

If to the Buyer:	America First PM Group, Inc.
1004 Farnam Street
Suite 400
Omaha, NE 68102
Attention: John H. Cassidy
Telephone: (402) 444-1630
Facsimile: (402) 930-3066

with a copy to	Steven W. Seline
Chairman, Audit Committee of the Board of Directors
America First Apartment Investors, Inc.
Waitt Media, Inc.
1125 South 103rd Street
Omaha, NE 68124
Telephone: (402) 330-2520

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or via facsimile or equivalent, (b) the next Business Days after being sent, if sent by national overnight courier service, and (c) two Business Days after being sent, if sent by registered or certified mail. Any of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto.

     Section 9.02. Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 9.03. Expenses. All costs and expenses of whatsoever nature incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Any transfer or sales taxes incurred as a result of the consummation of the transaction contemplated by this Agreement shall be paid by the Seller.

     Section 9.04. Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto. Neither this Agreement nor any provision hereof shall confer upon any person other than the Parties hereto any rights or remedies hereunder.

     Section 9.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nebraska applicable to contracts made and to be performed entirely within such state.

     Section 9.06. Counterparts; Effectiveness. This Agreement may be executed and delivered in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.

     Section 9.07. Entire Agreement. This Agreement and those agreements referred to hereunder between the Buyer and the Seller contemplated hereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. The Exhibits and Schedules hereto are in integral part hereof and are incorporated by reference herein for all purposes. Where required by context, a reference to a Schedule shall be deemed to refer to such Schedule as amended or updated.

     Section 9.08. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     Section 9.09. Interpretation. All capitalized words or terms herein have the meaning ascribed to them as immediately thereafter defined or as defined in Article X hereof. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with the accounting principles generally accepted in the United States as in effect on the date hereof. In this Agreement, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa, (b) words denoting any gender shall include all genders and (c) the word “including” shall mean “including, without limitation.” This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all Parties hereto contributed meaningfully to the drafting of this Agreement.

ARTICLE X

DEFINITIONS

     Section 10.01. Definitions.

     “America First” means America First Companies L.L.C., a Delaware limited liability company.

     “APRO” means America First Apartment Investors, Inc., a Maryland corporation which is the parent corporation of the Buyer and the owner of the APRO Properties.

     “APRO Properties” means those real properties listed as such in Schedule A hereto.

     “Business Day” means any day, other than a Saturday or Sunday or any other day on which banks are required or authorized to close in Omaha, Nebraska.

     “Buyer” has the meaning set forth in the preface above.

     “Closing” has the meaning set forth in Section 2.02 hereof.

     “Closing Date” has the meaning set forth in Section 2.02 hereof.

     “Confidential Information” means any information that is not already generally available to the public concerning the overall and general business and operations of the Buyer, the Seller or America First and their respective affiliates, including but not limited to such information relating to the Purchased Assets, this Agreement or otherwise relating to this transaction. Confidential Information shall include, without limitation, information relating to business operations (including customers, suppliers, equipment, services of employees, financial information or methods of operation), know-how, trade secrets, technical and economic data, computer programs, systems documentation, designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature pertaining to a Party, its products and services or its customers. Confidential Information shall not include information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is rightfully known by the receiving Party at the time of receiving such information from the disclosing Party; (c) is furnished to others by the disclosing Party without restriction on disclosure; (d) is hereafter rightfully furnished to the receiving Party by a third party without, to the best knowledge of the receiving Party, any breach of any confidentiality obligation to the other Party; (e) is independently developed by the receiving Party without any breach of this Agreement; or (f) is required to be disclosed by the receiving Party by judicial or government action. Additionally, after the Closing, Seller’s and America First’s Confidential Information shall not include any information which is included within the Purchased Assets, and Buyer shall have no confidentiality obligations to Seller or America First with respect thereto.

     “Disclosure Schedules” has the meaning set forth in Article III hereof.

     “Final Payment” has the meaning set forth in Section 2.03.

     “Historical Financial Statements” has the meaning set forth in Section 3.07.

     “Initial Payment” has the meaning set forth in Section 2.03.

     “Pro Forma Financial Statement” has the meaning set forth in Section 3.07.

     “Knowledge” means, with respect to the Seller or America First, the actual knowledge of the officers of such Party with responsibility for the matter in question after reasonable investigation.

     “Limited Services Agreement” means the agreement between the Buyer and the Seller, in the form set for as Exhibit 2 hereto, under which the Buyer will provide certain limited services to the Seller,.

     “Non-APRO Properties” means those real properties listed as such in Schedule A hereto.

     “Party” has the meaning set forth in the preface above.

     “Property Management Agreements” means the property management agreements relating to the Transferred Properties by and between the Seller and the respective property owner.

     “Property Management Assets” means those tangible and intangible assets of the Seller listed in Schedule B hereto.

     “Purchased Assets” has the meaning set forth in Section 2.01.

     “Purchase Price” has the meaning set forth in Section 2.01.

     “RDM” means a regional or district manager identified as such on Schedule D hereto.

     “Regional Manager Agreement” means an agreement between the Seller and a RDM.

     “Seller” has the meaning set forth in the preface above.

     “Systems” shall have the meaning set forth in Section 1.02 hereof.

     “Transferred Properties” means those real properties listed as such in Schedule A hereto.

     “Transferring Employees” means those employees of America First listed as such in Schedule D hereto.

     “Transferring Employee Agreement” means an employment agreement between America First and a Transferring Employee.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER: AMERICA FIRST PM GROUP, INC.
By	/s/ David H. Roberts
Name David H. Roberts
Title Vice President

SELLER: AMERICA FIRST PROPERTIES MANAGEMENT, L.L.C.

By	/s/ Joseph B. Webb
Name Joseph B. Webb
Title President

AMERICA FIRST COMPANIES, L.L.C.
By	/s/ Lisa Y. Roskens
Name Lisa Y. Roskens
Title President